EXHIBIT 10.4

















                              RECAPITALIZATION AGREEMENT
                                        Among


                               SEABOURN CRUISE LINE LIMITED



                                   CARNIVAL CORPORATION




                                          and



                                      CG HOLDING AS



                                     Dated:  May 27, 1998







                                      TABLE OF CONTENTS



Page

ARTICLE 1  DEFINITIONS                                                 2
     1.1  Definitions.                                                2

ARTICLE 2  TERMS OF RECAPITALIZATION AND PURCHASE OF SHARES            6
     2.1  Articles Amendment.                                         6
     2.2  Recapitalization                                            6
     2.3  Purchase and Sale of the New Shares by Carnival             7
     2.4  The Closing                                                 8
     2.5  Recapitalization Post-Completion Adjustment                 8
     2.6  Cunard Post-Closing Adjustment                             11

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY              12
     3.1  Due Incorporation                                          12
     3.2  Qualification                                              12
     3.3  Capital Stock                                              12
     3.4  Authorization; No Contravention                            12
     3.5  Binding Effect                                             13

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE EXISTING SHAREHOLDERS     13
     4.1  Title to Shares.                                           13
     4.2  Authorization; No Contravention                            14
     4.3  Binding Effect                                             14

ARTICLE 5  CONDITIONS TO THE OBLIGATION OF THECOMPANY AND THE
            EXISTING SHAREHOLDERS TO CLOSE                            14

ARTICLE 6  LIMITATIONS ON TRANSFER                                    15
     6.1  General Restrictions on Transfer                           15
     6.2  Void Transfers                                             15
     6.3  Permitted Transfers                                        15

ARTICLE 7  RIGHT OF FIRST OFFER, TAG-ALONG AND BRING-ALONG RIGHTS     17
     7.1  Right of First Offer                                       17
     7.2  Tag-Along Rights                                           18
     7.3  Bring-Along Rights                                         20

ARTICLE 8  CHANGE OF CONTROL BUYOUT                                   22

ARTICLE 9  CORPORATE GOVERNANCE AND CERTAIN OTHER
          ACTIONS                                                   24
     9.1  General                                                    24
     9.2  Election of Directors                                      24
     9.3  Removal and Replacement.                                   24
     9.4  Company Name Change                                        25

ARTICLE 10  INITIAL PUBLIC OFFERING                                   25
     10.1  Initial Public Offering                                   25
     10.2  Initial Public Offering Procedure                         25
     10.3  Customary Agreements                                      26
     10.4  Carnival Exchange                                         26
     10.5  Put Option                                                26
     10.6  No Fractional Shares                                      27
     10.7  Closing of the Carnival Exchange and the Put Option       27
     10.8  Exchange Ratio Adjustment                                 28
     10.9  No Claims                                                 29

ARTICLE 11  RIGHT TO PARTICIPATE IN CERTAIN ISSUANCE OF CAPITAL SHARES     30
     11.1  Right to Participate in New Issuance                      30
     11.2  Exercise of Right                                         30
     11.3  Closing                                                   31

ARTICLE 12  SHARES CERTIFICATE LEGEND                                 31

ARTICLE 13  AFTER-ACQUIRED SECURITIES                                 32

ARTICLE 14  TRANSACTIONS WITH AFFILIATES                              33
     14.1  Limitation on Transactions with Affiliates                33
     14.2  Exceptions                                                33

ARTICLE 15  TERMINATION                                               33
     15.1  General.                                                  33
     15.2  Non-Consummation of Cunard Acquisition                    34
     15.3  No Liability                                              34
     15.4  No Liability.                                             34

ARTICLE 16  TERMINATION OF JOINT VENTURE AGREEMENT                    34

ARTICLE 17  CONFIDENTIALITY                                           35

ARTICLE 18  MISCELLANEOUS                                             35
     18.1  Survival of Representations, Warranties,
            Other Agreements and Undertakings                        35
     18.2  Notices                                                   36
     18.3  Expenses                                                  37
     18.4  Third Party Beneficiaries                                 37
     18.5  Successors and Assigns                                    38
     18.6  Amendment and Waiver                                      38
     18.7  Counterparts                                              38
     18.8  Headings                                                  39
     18.9  Governing Law                                             39
     18.10 Arbitration                                               39
     18.11 Severability                                              39
     18.12 Entire Agreement                                          40
     18.13 Further Assurances                                        40


                     RECAPITALIZATION AGREEMENT


          This Recapitalization Agreement is made and entered into as of this 27th day of May, 1998 among Seabourn Cruise Line Limited, a Bahamas International Business Corporation (the "Company"), Carnival Corporation, a Panamanian Corporation ("Carnival") and CG Holding AS ("CG" and together with Carnival, the "Existing Shareholders").
          WHEREAS, each of the Existing Shareholders is the legal and beneficial owner of 2,400 of issued and outstanding shares of the Company (the "Existing Shares").
          WHEREAS, pursuant to an Agreement for the Sale and Purchase of the Business of Cunard, dated April 3, 1998, among Cunard Line Limited and others as sellers and Carnival as buyer and Kvaerner ASA as guarantor (the "Sale and Purchase Agreement"), Carnival agreed to acquire the business carried on by affiliates of Kvaerner ASA under the name Cunard.
          WHEREAS, Carnival will assign its rights and duties under the Sale and Purchase Agreement to a newly-formed subsidiary ("Newco") of the Company.
          WHEREAS, the Company intends to change its name to Cunard Line Limited and contribute its assets and business to the combined entity.
           WHEREAS, the parties hereto currently intend to consider an initial public offering of equity securities of the Company prior to November 30, 1999 and, if such an initial public offering is made, the parties will consider listing the equity securities of the Company on the Oslo Stock Exchange, either as primary or secondary listing (it being understood that any such decisions concerning an initial public offering shall be made by Carnival in its sole discretion).
          WHEREAS, prior to the acquisition of the business of Cunard Line Limited (the "Cunard Acquisition"), the Company and the Existing Shareholders desire to effect a recapitalization of the Company pursuant to which the Existing Shareholders will receive ordinary shares of the Company (the "New Shares");
          WHEREAS, at Closing (as defined herein), as part of the recapitalization, the parties will be issued an aggregate of 11,760,000 New Shares of Seabourn based upon an assumed purchase price of Seabourn of US$147,000,000 and, after Closing, the parties will be issued additional New Shares reflecting an adjustment to the assumed purchase price.
          WHEREAS, the Company wishes to issue and sell to Carnival, and Carnival wishes to purchase from the Company, additional New Shares to finance the Cunard Acquisition and repay the Seabourn Subordinated Loan (as defined herein).
          NOW, THEREFORE, the parties hereby agree as follows:

                                ARTICLE 1
                               DEFINITIONS
          1.1 Definitions As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
          "Actual Seabourn Share Issuance Amount" means with respect to each Existing Shareholder, an amount equal to (i) the product of 0.5 and the Adjusted Seabourn Price divided by (ii) US$10.00.
           "Adjusted Cunard Price" means the purchase price under the Sale and Purchase Agreement as adjusted under clause 4.2 thereof plus the actual amount of the fees and expenses of Christiania reimbursed under Section 16.3 of the Subscription Agreement.
          "Adjusted Seabourn Price" means (i) US$310 million minus (ii) the principal amount of the Seabourn Subordinated Loan (immediately prior to the Closing) the amount of any long-term debt of the Company (at the Closing) and the Company Debits (calculated in accordance with Section 2.5) plus (iii) the Company Credits (calculated in accordance with Section 2.5).
          "Affiliate means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person. For purposes of this definition, "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
          "Assumed Carnival Share Issuance Amount" means the assumed post-closing share adjustment amount of Carnival set forth on Schedule A.
          "Assumed Cunard Price" means US$380,444,000.
          "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.
          "Business Day" means any day other than a Saturday, Sunday or public holiday in England and Wales, the United States, Bermuda or the Bahamas.
           "Carnival Additional Share Adjustment Amount" means the Carnival Purchase Price Adjustment divided by US$10.00.
          "Carnival Share Issuance Amount" the sum of (i) either (a) the Assumed Carnival Share Issuance Amount plus the Carnival Additional Share Adjustment Amount (if the Adjusted Cunard Price exceeds the Assumed Cunard Price) or (b) the Assumed Carnival Share Issuance Amount minus the Carnival Additional Share Adjustment Amount otherwise.
          "Carnival Purchase Price Adjustment" means the product of (i) 0.7 and
(ii) either (a) the Adjusted Cunard Price minus the Assumed Cunard Price (if the Adjusted Cunard Price exceeds the Assumed Cunard Price) or (b) the Assumed Cunard Price minus the Adjusted Cunard Price otherwise.
          "Closing" has the meaning set forth in Section 2.4 of this Agreement. "Closing Date" means the second Business Day (as defined in the Sale and Purchase Agreement) after all of the conditions of Completion shall have been fulfilled or waived by the parties to the Sale and Purchase Agreement.
          "Completion" has the meaning set forth in the Sale and Purchase Agreement.
          "Control" means direct or indirect ownership of stock or shares possessing more than 50 percent of the total combined voting power of all classes of stock or shares entitled to vote.
          "Debt Repayment Amount" means (i) the outstanding principal amount under the Seabourn Subordinated Loan at Closing divided by (ii) 10.
           "Existing Shareholders" has the meaning set forth in the recitals to this Agreement.
          "Initial Public Offering" means an initial public offering of equity securities of the Company in the United States, the United Kingdom or Norway and a related listing of such shares on a national securities exchange or trading market in the United States, the London Stock Exchange or the Oslo Stock Exchange, respectively.
          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (excluding those arising by operation of law) or other security interest of any kind or nature whatsoever.
          "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
          "Seabourn Additional Share Issuance Amount" means, with respect to each Existing Shareholder, the Actual Seabourn Share Issuance Amount minus the Seabourn Base Shares.
          "Seabourn Base Shares" means, with respect to each Existing Shareholder, the number of New Shares representing base shares as set forth opposite such Existing Shareholder's name on Schedule A.
          "Seabourn Subordinated Loan" means the Secured Term Loan Agreement dated February 18, 1992, by and between Seabourn, as Borrower and Carnival as Lender, as amended by Addendum No. 1 dated February 15, 1996.
           "Subscription Agreement" means the Subscription Agreement, dated as of the date hereof, between the Company, Carnival and the persons named therein.
          "US$" means United States dollars, the lawful currency of the United States of America.

                              ARTICLE 2
           TERMS OF RECAPITALIZATION AND PURCHASE OF SHARES
          2.1 Articles Amendment Prior to the Closing, the Company and the Existing Shareholders shall take all action necessary to adopt, file and make effective the amendments to the Company's Memorandum and Articles of Association attached hereto as Exhibits A and B respectively.
          2.2  Recapitalization.
               (a) Upon the terms and subject to the conditions set forth herein, the Company shall effect a recapitalization by way of an increase of the share capital by a transfer to the share capital account from the paid-in capital account to increase the par value of the Existing Shares, and a subsequent stock split whereby the Existing Shares shall be converted into a number of New Shares equal to the number determined under Sections 2.2(b) and 2.5.
                (b) At the Closing, each of the Existing Shareholders, upon presentation and surrender to the Company of the certificate representing the Existing Shares held by such Existing Shareholder, shall be entitled to receive a certificate representing the Seabourn Base Shares. After the Closing, the Company shall issue additional New Shares to the Existing Shareholders subject to the terms of Section 2.5.
               (c) Upon the terms and subject to the conditions herein, the Company agrees to issue to Carnival, and Carnival agrees to subscribe for and accept from the Company a number of New Shares equal to the Debt Repayment Amount in repayment for the outstanding principal amount under the Seabourn Subordinated Loan. At the Closing, the Company shall pay to Carnival all accrued interest and other fees and expenses on the Seabourn Subordinated Loan through and including the Closing Date.
               (d) At the Closing, upon delivery of the New Shares specified in Section 2.2(c), all amounts outstanding under the Seabourn Subordinated Loan shall be deemed repaid in accordance with terms of the agreements governing the Seabourn Subordinated Loan.
          2.3 Purchase and Sale of the New Shares by Carnival. (a) At the Closing, upon the terms and subject to the conditions set forth herein, the Company agrees to issue to Carnival, and Carnival agrees to subscribe for and accept from the Company, an aggregate of 26,304,864 New Shares. After the Closing, the Company shall issue additional New Shares to Carnival subject to the terms of Section 2.6.
               (b) The purchase price payable by Carnival for the New Shares under this Section 2.3 shall be US$266,310,800, subject to adjustment in accordance with Section 2.6. At the Closing, Carnival shall pay to the Company US$266,310,800, which shall be held on account for the purchase price payable hereunder.
               2.4 The Closing. (a) The closing of the transactions contemplated hereby (other than the additional New Shares to be issued pursuant to Sections 2.5 and 2.6) (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton and Garrison in New York, at 10 a.m., local time, on the Closing Date or at such other time as the parties may mutually agree.
               (b) At the Closing, (i) the Company shall deliver to each Existing Shareholder certificates evidencing the number of Seabourn Base Shares to which such Existing Shareholder is entitled registered in such Existing Shareholder's name, upon presentation and surrender to the Company of the certificate representing such Existing Shares held by such Existing Shareholder, (ii) the Company shall deliver to Carnival certificates representing a number of New Shares equal to the Debt Repayment Amount registered in Carnival's name, in full satisfaction of all amounts owing under the Seabourn Subordinated Loan and (iii) the Company shall deliver to Carnival certificates evidencing 26,304,864 New Shares registered in Carnival's name, upon payment of the funds payable by Carnival under Section 2.3(b). All amounts paid by Carnival hereunder shall be paid by wire transfer of immediately available funds to such account as may be designated by the Company. Upon payment of all amounts required under Sections 2.3 and 2.6 and the repayment of the Seabourn Subordinated Loan, all New Shares issued hereunder shall be validly issued, fully paid and non-assessable and free and clear from all Liens.
               2.5 Recapitalization Post-Completion Adjustment. (a) Within 45 days of the Closing, or as otherwise agreed to by the parties to the Sale and Purchase Agreement, the Company shall deliver to the Existing Shareholders (and to the parties to the Subscription Agreement) a statement (the "Initial Financial Statement") prepared by Price Waterhouse LLP ("Price Waterhouse"), the Company's independent accountants, setting forth, as of the Closing Date the Adjusted Seabourn Price and the Company's debits (the "Company Debits") and credits (the "Company Credits") as described on Schedule 2.5 and itemized to reflect each of the categories set forth on Schedule 2.5 (it being understood that Schedule 2.5 sets forth a calculation of such amounts as of February 28, 1998 for informational purposes only). The Initial Financial Statement should be prepared on a basis consistent with generally accepted accounting principles in the United States and the Company's audited financial statements.
               (b) The calculation of the Adjusted Seabourn Price, Company Debits and Company Credits in the Initial Financial Statement shall become final and binding on the Company and the Existing Shareholders for all purposes of this Agreement unless either of the Existing Shareholders shall give written notice of its disagreement (a "Notice of Disagreement") to the Company within 20 Business Days following receipt of its Initial Financial Statement. Any such Notice of Disagreement shall specify in all reasonable detail the nature of any disagreements so asserted. During a period of 10 Business Days following the aforesaid 20 Business Day period, the Company and the Existing Shareholders shall attempt to resolve in writing any differences they may have with respect to any matter specified in any Notice of Disagreement. If at the end of such 10 Business Day period, the Company and the Existing Shareholders are unable to reach agreement with respect to all such matters, then all such matters specified in any Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an expert (the "Expert"), which shall be an independent public accounting firm of outstanding international reputation (other than Price Waterhouse) selected by the Company and the Existing Shareholders. If within five Business Days following the expiration of such 10 Business Day period, the Company and the Existing Shareholders have failed to agree in writing upon the selection of the Expert or any Expert selected by them has not agreed to perform the services called for thereunder, the Company shall select the Expert by lot from among the following independent accounting firms (Arthur Andersen LLP, Coopers & Lybrand L.L.P. or KPMG Peat Marwick LLP). Within 10 Business Days, the Expert shall calculate each Disputed Matter in the Initial Financial Statement and deliver a report to the Company and the Existing Shareholders. Each Existing Shareholder shall pay one-half of the Expert's reasonable costs.
          (c) The Company shall provide to its accountants and the Expert such access and assistance as they may reasonably require to allow them to perform their duties under this Section 2.5 (including, without limitation, reasonable access to all working papers, records, accounts, invoices and other documents used by Price Waterhouse in connection with the preparation of the Initial Financial Statement and reasonable access to such personnel of Price Waterhouse as were involved in the preparation of the Initial Financial Statement).
           (d) If a Notice of Disagreement is delivered in a timely manner, the calculation of the Adjusted Seabourn Price, Company Debits and Company Credits, as modified to reflect the resolution of Disputed Matters in accordance with this Section 2.5, shall become final and binding on the Company and the Existing Shareholders for all purposes of this agreement upon the earlier of (i) the date the Company and the Existing Shareholders resolve in writing all Disputed Matters and (ii) the date the Expert delivers its report that resolves all Disputed Matters.
          (e) Within five Business Days after the calculation of Company Credits and Company Debits is determined to be final and binding under this
Section 2.5, the Company shall issue to each Existing Shareholder a number of New Shares equal to the Seabourn Additional Share Issuance Amount.
          2.6 Cunard Post-Closing Adjustment. Upon completion of the adjustments of the purchase price under clause 4.2 of the Sale and Purchase Agreement, the Company shall notify Carnival in writing of the Carnival Purchase Price Adjustment and whether the Company or Carnival must pay such adjustment. Within five Business Days thereafter, (i) either (a) if the Adjusted Cunard Price exceeds the Assumed Cunard Price, Carnival shall pay the Carnival Purchase Price Adjustment by wire transfer of immediately available funds to the account designated under Section 2.2 or (b) otherwise the Company shall pay Carnival the Carnival Purchase Price Adjustment by wire transfer of immediately available funds to an account of Carnival as designated in writing by Carnival to the Company and (ii) subject to the receipt of any amounts due under Section 2.6(i)(a), the Company shall issue to Carnival a number of additional New Shares equal to the Carnival Share Issuance Amount.

                              ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to the Existing Shareholders on the date hereof and on the Closing Date as follows:
          3.1 Due Incorporation. The Company is an International Business Corporation duly incorporated and validly existing under the laws of the Bahamas and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being conducted.
          3.2 Qualification. The Company is duly qualified or otherwise authorized to transact business in each jurisdiction in which such qualification or authorization is required by applicable law or in which the failure so to qualify or be authorized would have a material adverse effect on the Company.
          3.3 Capital Stock. (a) As of the date hereof, the authorized share capital of the Company is US$5,000, made up of 5,000 shares. As of the date hereof, 4,800 shares are issued and outstanding. Upon the Closing, the authorized share capital of the Company will be US$15 million, made up of 150 million shares. Except for this Agreement and the Subscription Agreement, the Company has no obligations to issue any of its New Shares.
               (b) Upon the payment by Carnival of the purchase price provided under Section 2, the New Shares issuable hereunder will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens.
          3.4 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, without limitation, the sale, issuance and delivery of the New Shares (i) are within the Company's corporate power and have been duly authorized by all necessary corporate action of the Company; (ii) do not contravene the terms of the Memorandum and Articles of Association, or any amendment of either thereof, or any other organizational or governing documents of the Company; and (iii) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under any material agreement of the Company.
          3.5 Binding Effect. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

                              ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES
                      OF THE EXISTING SHAREHOLDERS
          Each of the Existing Shareholders represents and warrants as applicable (severally as to itself only and not jointly) to the Company on the date hereof and on the Closing Date that:
          4.1 Title to Shares Such Existing Shareholder has good and marketable title to the Existing Shares which are to be transferred to the Company by such Existing Shareholder pursuant hereto, free and clear of any and all Liens.
           4.2 Authorization; No Contravention. The execution, delivery and performance by such Existing Shareholder of this Agreement and the transactions contemplated hereby, including, without limitation, the payment of the purchase price (i) are within such Existing Shareholder's corporate or other power and have been duly authorized by all necessary action of such Existing Shareholder;
(ii) do not contravene the terms of the certificate of incorporation and by-laws (or comparable instruments), or any amendment of either thereof, or any organizational or governing documents of such Existing Shareholder, as applicable, and (iii) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under any material agreement of such Existing Shareholder.
          4.3 Binding Effect. This Agreement has been duly authorized, executed and delivered by such Existing Shareholder and constitutes a legal, valid and binding obligation of such Existing Shareholder enforceable against such Existing Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.


                             ARTICLE 5
                  CONDITIONS TO THE OBLIGATION OF THE
             COMPANY AND THE EXISTING SHAREHOLDERS TO CLOSE
          The obligations of the Company to issue New Shares on the Closing Date and the Existing Shareholders to surrender certificates under
Section 2.2(b) and the obligation of Carnival to pay the amounts under
Section 2.3(b) and to deem the Seabourn Subordinated Loan repaid, shall be conditioned upon the waiver or satisfaction of all conditions set forth in clause 6 of the Sale and Purchase Agreement.

                            ARTICLE 6
                      LIMITATIONS ON TRANSFER
          6.1 General Restrictions on Transfer. Each Existing Shareholder agrees that such Existing Shareholder shall not, either directly or indirectly, offer, sell, transfer, assign, mortgage, hypothecate, pledge, create a security interest in or Lien upon, encumber, donate, contribute, place in trust, or otherwise voluntarily or involuntarily dispose of (any of the foregoing actions, to "Transfer" and, any offer, sale, transfer, assignment, mortgage, hypothecation, pledge, security interest or Lien, encumbrance, donation, contribution, placing in trust or other disposition, a "Transfer") any New Shares, or any interest therein, except in a transaction that is specifically permitted by this Agreement.
          6.2 Void Transfers. Any attempt to Transfer any New Shares, or any interest therein, which is not in compliance with this Agreement shall be null and void ab initio, and the Company shall not give any effect in the Company's stock records to such attempted Transfer.
          6.3 Permitted Transfers. Notwithstanding Sections 6.1 and 6.2, Transfers (including, without limitation, pledges of New Shares as collateral for loans) may be made pursuant to this Agreement if:
                     (i) such Transfer complies in all respects with the appli cable provisions of this Agreement including, without limitation, Articles 7 and/or 8 and applicable federal and state securities laws;
                    (ii) the transferee agrees in writing with the Company and the other Existing Shareholders to be bound by the terms and conditions of this Agreement with respect to the New Shares transferred to such transferee to the same extent as the Existing Shareholder who originally held such New Shares is or was bound hereby (whereupon such transferee shall be entitled to the same rights as such Existing Shareholder who originally held such New Shares had with respect to such New Shares and shall be deemed to be a Existing Shareholder for all purposes hereunder with respect to such New Shares);
                    (iii) if requested by the Company, in its sole discretion, an opinion of counsel to such transferring Existing Shareholder shall be supplied to the Company, at such transferring Existing Shareholder's expense, to the effect that such Transfer complies with applicable United States federal and state securities laws; and
                    (iv) except for the parties to this Agreement, such transferee is not (i) a Person engaged, directly or indirectly, in the cruise line business, (ii) an owner, partner or shareholder holding more than 10% of the equity interest in such a Person or (iii) an Affiliate of a Person described in clauses (i) and (ii).

                            ARTICLE 7
       RIGHT OF FIRST OFFER, TAG-ALONG AND BRING-ALONG RIGHTS
          7.1 Right of First Offer. (a) If CG shall desire to sell all or any portion of its New Shares to any Person other than Carnival, CG shall offer such New Shares first to Carnival by sending written notice (the "Offering Notice" to Carnival which shall state (a) the number of New Shares proposed to be transferred (the "Offered Shares") and (b) the proposed purchase price per Offered Shares which the Selling Stockholder is willing to accept (the "Offer Price"). Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.
               (b) For a period of 15 Business Days after the giving of the Offering Notice pursuant to Section 7.1(a) (the "Carnival Option Period"), Carnival shall have the right (the "Carnival Option") to purchase all (but not less than all) of the Offered Shares at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of Carnival to purchase all of the Offered Shares under this
Section 7.1(b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 15 Business Day period referred to above, to CG. The failure of Carnival to respond within such 15 Business Day period shall be deemed to be a waiver of Carnival's rights under Section 7.1(a). Carnival may waive its rights under Section 7.1(a) prior to the expiration of the 15 Business Day period by written notice to CG.
                (c) The closing of the purchase of the Offered Shares subscribed for by Carnival under Section 7.1(b) shall be held at such place and time as Carnival shall designate in writing to CG. At such closing, CG shall deliver the Offered Shares to Carnival upon payment of the Offer Price. All amounts paid hereunder shall be paid by wire transfer of immediately available funds to such account as may be designated by CG to Carnival. At such closing, the Offered Shares shall be free and clear from all Liens.
          7.2 Tag-Along Rights. (a) If Carnival shall desire to sell New Shares representing a majority of all outstanding New Shares (a "Proposed Sale") to any Person other than CG or an Affiliate of Carnival (a "Third Party Purchaser"), then Carnival shall offer CG the right to participate in the Proposed Sale with respect to a number of New Shares determined as provided in this Section 7.2 by sending written notice (the "Tag-Along Notice") to the Company and CG, which notice shall (i) state the number of New Shares proposed to be sold in such Proposed Sale by Carnival (the "Proposed Sale Shares"),
(ii) state the proposed purchase price per Proposed Sale Share (the "Tag-Along Price") and all other material terms and conditions of such Proposed Sale and
(iii) if applicable, be accompanied by any written offer from the Third Party Purchaser; provided, however, that Carnival shall not be obligated to deliver a Tag-Along Notice if the Transfer (if consummated) is made pursuant to
Section 7.3
          (b) CG shall have the right to require Carnival to cause the Third Party Purchaser to purchase from CG at the Tag-Along Price (and otherwise upon the same terms and conditions as those set forth in the Tag-Along Notice) a number of New Shares owned by CG ("CG's Tag-Along Shares") not in excess of the product of (i) the total number of Proposed Sale Shares, times (ii) a fraction, the numerator of which is the total number of New Shares owned by CG and the denominator of which is equal to the sum of the total number of New Shares owned by Carnival and CG and any person owning New Shares entitled to participate in such Proposed Sale pursuant to the Subscription Agreement. Such right of CG shall be exercisable by written notice to Carnival with copies to the Company given within 10 Business Days after receipt of the Tag-Along Notice (the "Tag-Along Notice Period"), which notice shall state the number of Tag-Along Shares that CG elects to sell in the Proposed Sale, if less than the maximum number of CG's Tag-Along Shares; provided that, if such notice shall not state a number of Tag-Along Shares, then CG will be deemed to have elected to sell the maximum number of CG's Tag-Along Shares. Failure by CG to respond within the Tag-Along Notice Period shall be regarded as a rejection of the offer made pursuant to the Tag-Along Notice. The number of Tag-Along Shares elected, or deemed to be elected, by CG to be sold as provided above is referred to in this Section 7.2 as CG's "Participating Tag-Along Shares". The number of New Shares to be sold by Carnival in the Proposed Sale shall be reduced by the aggregate number of Participating Tag-Along Shares to be sold pursuant to this Section 7.2 by CG.
          (c) At the request of Carnival made not less than two Business Days prior to the proposed Transfer, CG shall deliver to Carnival certificates representing its Participating Tag-Along Shares, duly endorsed, in proper form for Transfer, together with a limited power-of-attorney authorizing Carnival to transfer such Participating Tag-Along Shares to the Third Party Purchaser and to execute all other documents required to be executed in connection with such transaction.
          (d) If no Transfer of the Tag-Along Shares in accordance with the provisions of this Section 7.2 shall have been completed within 70 Business Days of the Tag-Along Notice, then Carnival shall promptly return to CG, in proper form, all certificates representing CG's Participating Tag-Along Shares and the limited power-of-attorney previously delivered by CG to Carnival.
          (e) The closing of the sale of the Participating Tag-Along Shares by the Participating Tag-Along Shareholders shall be held at the same place and time as the closing of the sale by Carnival in the Proposed Sale. Promptly after the consummation of the Transfer of the Participating Tag-Along Shares pursuant to this Section 7.2, CG shall receive (i) the consideration with respect to the Participating Tag-Along Shares so Transferred and (ii) such other evidence of the completion of such Transfer and the terms and conditions (if any) thereof as may reasonably be requested by Carnival.
               (f) The provisions of this Section 7.2 shall remain in effect, notwithstanding any return to CG of Participating Tag-Along Shares as provided in Section 7.2(d).
               7.3 Bring-Along Rights. (a) In the event that Carnival receives a bona fide offer from a Third Party Purchaser (excluding offers from Affiliates of Carnival) to purchase (including a purchase by merger) at least a majority of the outstanding New Shares, Carnival may send written notice (a "Buyout Notice") to the Company and CG notifying CG that it will be required to sell the same percentage of its New Shares in such sale as the Selling Shareholder propose to sell (which percentage shall be specified in such Buyout Notice) (the "Designated Percentage").
               (b)  Upon receipt of a Buyout Notice, CG shall be obligated:
                    (i) to sell the Designated Percentage of its New Shares in the transaction (including a sale or merger) contemplated by the Buyout Notice on the same terms and conditions as Carnival;
                    (ii) to provide for the payment by CG of its pro rata portion of all costs associated with such transaction, in the proportion that the number of New Shares owned by such Existing Shareholder bears to the number of outstanding New Shares; and
                    (iii) otherwise to take all necessary action to cause the consummation of such transaction, including voting its New Shares in favor of such transaction and not exercising any appraisal rights in connection therewith.
               (c) CG further agrees to (i) take all actions (including executing documents) in connection with the consummation of the proposed transaction as may reasonably be requested of it by Carnival and (ii) appoint Carnival as its attorneys-in-fact to do the same on its behalf.
               (d) In the event a contract with respect to the transaction contemplated by the Buyout Notice has not been entered into within the 90 Business Days after the date of delivery of the Buyout Notice, the obligations of CG under this Section 7.3 with respect to such Buyout Notice shall terminate, subject, however, to the right of Carnival to deliver a further Buyout Notice.

                                ARTICLE 8
                        CHANGE OF CONTROL BUYOUT
                  (a) If Atle Brynestad no longer has Control of CG (a "Loss of Control"), then Carnival may, within 30 Business Days of such Loss of Control, by notice in writing to CG (the "Loss of Control Notice"), offer to purchase all (but not some) of the New Shares held by CG (the "CG Shares") at such price per share (the "Stated Price") as shall be specified by Carnival in the Loss of Control Notice. At the closing contemplated under Section 8(c), CG shall sell the CG Shares to Carnival and Carnival shall purchase the CG Shares pursuant to the terms of this Article
                  (b) The Loss of Control Notice shall become final and binding on the Existing Shareholders for all purposes of this Agreement unless CG shall, within 14 Business Days, give written notice to Carnival requesting that the value of the CG Shares be appraised (the "Appraisal Notice"). The appraised per share value of the CG Shares (the "Appraised Value") shall be determined by an appraisal conducted by a committee of three appraisers (the "Appraisal Committee"). Each of the Existing Shareholders shall, within five Business Days of the delivery of the Appraisal Notice to Carnival, select one of the appraisers constituting such committee and the two appointed appraisers shall select a third. The Company shall be responsible for their reasonable costs of the Appraisal Committee. If either Existing Shareholder fails within the specified time to select an appraiser, the committee shall be comprised of such appraiser or appraisers who have been so selected. The Appraisal Committee shall be instructed that the appraisal report (which shall set forth the Appraisal Value) (the "Appraisal Report") shall be completed and delivered to the Company and to the Existing Shareholders within 28 Business Days of the appointment date of the Appraisal Committee. Such appraisal shall be made on the basis of the fair market value of the Company taking into account the value and goodwill, if any, of the established business operations conducted by the Company, and the Appraised Value shall be such fair market value as so determined divided by the fully diluted number of New Shares issued and outstanding. In the event that the Appraisal Committee cannot agree on the Appraised Value, the Appraised Value shall be the highest amount supported by a majority of the appraisers. If the Appraisal Price is determined under this
Section 8(b), then the Appraisal Price shall, notwithstanding Section 8(a), be the Stated Price for all purposes of Article 8. The determination of the Appraisal Price under this Section 8(b) shall become final and binding on the Company and the Existing Shareholders for all purposes of this Agreement.
                (c) The closing of the sale contemplated by this Article 8 shall occur within five Business Days after the calculation of the Stated Price is determined to be final and binding under this Article 8 and be held at such place and time as Carnival shall designate in writing to CG. At such closing, CG shall deliver to Carnival certificates evidencing all of the CG Shares upon payment by Carnival to CG of a per share price equal to the Stated Price. All amounts paid hereunder shall be paid by wire transfer of immediately available funds to such account as may be designated by CG to Carnival. All CG Shares when delivered to Carnival shall be free and clear from all Liens.


                             ARTICLE 9
              CORPORATE GOVERNANCE AND CERTAIN OTHER ACTIONS
          9.1 General. Each Existing Shareholder shall vote its New Shares at any regular or special meeting of Existing Shareholders of the Company, or in any written consent executed in lieu of such a meeting of Existing Shareholders, and shall take all other actions necessary, to give effect to the provisions of this Agreement (including Sections 2.1 and 9.2), and to ensure that the Company's Memorandum and Articles of Association do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.
          9.2 Election of Directors. Each Existing Shareholder agrees that, except as the Existing Shareholders may otherwise agree in writing, the number of directors constituting the entire Board of Directors shall be seven. One of such directors shall be designated by CG; provided that if CG ceases to own 10% of the issued and outstanding New Shares, CG's designated director shall resign from the Board of Directors and CG shall no longer have the right to designate a director. The initial director designated by CG shall be Atle Brynestad.
          9.3 Removal and Replacement. CG shall be entitled at any time and for any reason (or for no reason) to designate its designee on the Board of Directors for removal. If the CG designee dies, is removed or resigns as a director, then CG shall, as soon as practicable thereafter, designate a replacement director and, as soon as practicable thereafter, the Company and each of the Existing Shareholders shall take action, including, if necessary, the voting of its New Shares, to elect or cause the election by the Board of Directors of such replacement director in accordance with Section 9.2.
          9.4 Company Name Change. Each Existing Shareholder hereby agrees to approve the change of the Company's name to Cunard Line Limited and to take all action necessary, including the voting of its New Shares, to effect the same.

                               ARTICLE 10
                        INITIAL PUBLIC OFFERING
          10.1 Initial Public Offering. It is the current intention of the parties to complete the Initial Public Offering prior to November 30, 1999 (the "IPO Deadline"); provided that, if market conditions do not permit the Initial Pubic Offering prior to the IPO Deadline, the IPO Deadline may be extended at the option of Carnival. If the Initial Public Offering is in the United States, the Company and CG shall in good faith attempt to negotiate a registration rights agreement with customary terms and provisions to provide CG with one demand registration right and with piggy-back registration rights.
          10.2 Initial Public Offering Procedure. Prior to the Initial Public Offering, the Company shall provide CG with written information regarding the Initial Public Offering process and, to the extent determined by Carnival in its sole discretion, shall invite CG to participate in such Initial Public Offering. If, after being so invited, CG desires to sell New Shares in the Initial Public Offering CG shall, within a time limit set out by the Company in writing, notify the Company in writing of its wish to sell and the amount of New Shares it desires to sell.
          10.3 Customary Agreements. In connection with the Initial Public Offering, Carnival and CG agree to enter into customary agreements (including, without limitation, a lock-up agreement) with the Company and the arrangers/underwriters of the Initial Public Offering.
          10.4 Carnival Exchange. Notwithstanding Sections 10.1, 10.2 and 10.3, at the option of Carnival, in its sole discretion, in lieu of an Initial Public Offering, Carnival may at any time elect to purchase all of the New Shares owned by CG (the "Carnival Exchange") in exchange for shares of common stock of Carnival (the "Carnival Common Stock"). Prior to effecting the Carnival Exchange, Carnival shall, in its sole discretion, consider first whether to effect the Initial Public Offering. In the Carnival Exchange, CG shall be entitled to receive a number of shares equal to the product of (i) the number of New Shares owned by CG and (ii) the Exchange Ratio. The Exchange Ratio shall initially be 0.14493 and shall be subject to adjustment as provided in Section 10.7 below. If it elects to effect the Carnival Exchange, Carnival shall notify CG in writing of the Carnival Exchange. Such notice shall specify the Exchange Ratio and the place and time of the closing of the Carnival Exchange (which shall be a date within 20 Business Days of the calculation of the Exchange Ratio).
          10.5 Put Option. Notwithstanding Sections 10.1, 10.2, 10.3 and 10.4, if on the third anniversary of the Closing, the Company has not completed the Initial Public Offering and the Carnival Exchange has not occurred, CG shall, from and after the third anniversary of the Closing, have the option (the "Put Option") to put all of CG's New Shares to Carnival in exchange for Carnival Common Stock. The Put Option shall be exercisable by CG by delivery of written notice to Carnival (the "Put Option Notice") within 10 days after the third anniversary of the Closing. At the closing of the Put Option, CG shall be entitled to receive a number of shares of Carnival Common Stock equal to the product of (i) the number of New Shares owned by CG and (ii) the Exchange Ratio. At the closing of the Put Option Carnival shall be obligated to purchase all of the New Shares owned by CG in exchange for shares of Carnival Common Stock as determined in accordance with the preceding sentence. Carnival shall provide notice in writing to CG of the Exchange Ratio and the place and time of the closing of the Put Option (which closing date shall be within 45 Business Days after the third anniversary of the Closing).
          10.6 No Fractional Shares. No fraction of Carnival Shares will be issued to CG in connection with the Carnival Exchange or the exercise of the Put Option. In lieu thereof, Carnival shall pay to CG cash in an amount equal to the product of such fraction and the closing price for the Carnival Common Stock on the New York Stock Exchange Composite Tape on the last trading day prior to the closing of either the Carnival Exchange or the Put Option.
          10.7 Closing of the Carnival Exchange and the Put Option. The closing for the purchase of the New Shares pursuant to Sections 10.4 or 10.6 shall be held at such place and time as Carnival shall designate in writing to CG. At such closing, in exchange for all of the New Shares held by CG, Carnival shall issue, sell and deliver to CG shall purchase, acquire and accept from Carnival, certificates evidencing the number of shares of Carnival Common Stock to which CG is entitled under Sections 10.4 or 10.6, registered in CG's name, all of which, upon issuance shall have been duly authorized, validly issued, fully paid and non-assessable and free and clear from all Liens. All New Shares delivered by CG to Carnival under this Section 10.7 shall be free and clear from all Liens.
          10.8 Exchange Ratio Adjustment. If Carnival or the Company shall, at any time or from time to time, (i) declare a dividend of shares of the Carnival Common Stock or New Shares payable in Carnival Common Stock or New Shares, respectively, (ii) subdivide the outstanding shares of Carnival Common Stock or New Shares, (iii) combine the outstanding Carnival Common Stock or New Shares into a smaller number of shares, or (iv) issue any shares of Carnival Common Stock or New Shares in a reclassification of Carnival Common Stock or New Shares, respectively (including any such reclassification in connection with a consolidation or merger in which Carnival or the Company is the surviving corporation), then in each such case, the Exchange Ratio in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, shall be proportionately adjusted so that upon the Carnival Exchange or the closing of the Put Option CG shall be entitled to receive the same aggregate number of shares of Carnival Common Stock which, if the Carnival Exchange or the closing of the Put Option had occurred immediately prior to such date, CG would have owned upon such Carnival Exchange or the closing of the Put Option and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If there occurs any reclassification of the Carnival Common Stock, consolidation or merger of Carnival with or into another Person (other than a merger or consolidation of Carnival in which Carnival is the continuing corporation and which does not result in any reclassification or change of outstanding shares of the Carnival Common Stock) or the sale or conveyance of all or substantially all of the assets of Carnival to another Person, then CG will thereafter be entitled to receive, upon the Carnival Exchange or the closing of the Put Option, the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Carnival Common Stock upon such reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Carnival Common Stock then deliverable upon the Carnival Exchange or the closing of the Put Option if the Carnival Exchange or the Put Option had been exercised immediately prior to such reclassification, consolidation, merger, sale or conveyance. Any such adjustment of the Exchange Ratio shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination, reclassification, consolidation, merger, sale or conveyance. Such adjustment of the Exchange Ratio shall be made successively whenever any event listed above shall occur. If a stock dividend is declared and such stock dividend is not paid, the Exchange Ratio shall again be adjusted to be the Exchange Ratio in effect immediately prior to such record date.
          10.9 No Claims. CG understands and agrees that it shall have no claim against the Company, Newco, Carnival or any of their directors, officers or affiliates if the Initial Public Offering shall not occur or if Carnival elects to effect the Carnival Exchange and to the fullest extent permitted by law, waives any such claim.

                            ARTICLE 11
     RIGHT TO PARTICIPATE IN CERTAIN ISSUANCE OF CAPITAL SHARES
          11.1 Right to Participate in New Issuance. If the Company determines to issue any Shares or any security convertible into or exercisable or exchangeable for Shares, to any shareholder of the Company (including an Existing Shareholder) (other than capital shares to be issued (i) in connection with an employee stock option plan or other bona fide employment compensation arrangement that is approved by the Company's Board of Directors, (ii) pursuant to a stock split or stock dividend, (iii) pursuant to the exercise of any option, warrant or convertible security theretofore issued, (iv) as consideration in connection with a bona fide acquisition by the Company or any of its subsidiaries or (v) pursuant to the Initial Public Offering) (each such issuance not excluded by the immediately preceding parenthetical being herein referred to as a "New Issuance"), then the Company shall notify the Existing Shareholders of the proposed New Issuance. Such notice shall specify the number and class of securities to be issued, the rights, terms and privileges thereof and the estimated price at which such securities will be issued.
          11.2 Exercise of Right. By written notice to the Company given within 15 Business Days of being notified of such New Issuance, each Existing Shareholder shall be entitled to purchase that percentage of New Issuance determined by dividing (a) the total number of Shares owned by such Existing Shareholder by (b) the total number of all outstanding Shares. Such right shall be exercisable within 15 Business Days following the receipt of the notice delivered pursuant to the previous sentence. To the extent the Existing Shareholders do not elect to purchase all of the securities proposed to be offered and sold in the New Issuance, the Company may issue those securities not so subscribed for, provided that such sales are consummated within 120 Business Days after the Existing Shareholders' rights hereunder have expired or been waived.
          11.3 Closing. The closing of the New Issuance shall be held at such time as the Company shall designate in writing to the Existing Shareholders that elect to purchase securities in the New Issuance pursuant to this Article 11 not fewer than five Business Days prior to the date of such closing, at the Company's principal offices, or at another place designated by the Company in writing to such Existing Shareholders in such notice.

                              ARTICLE 12
                     SHARES CERTIFICATE LEGEND
          The Company and Existing Shareholders agree that each certificate representing the New Shares now or hereafter held by an Existing Shareholder shall be endorsed with a legend in substantially the following form:
          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
     THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE RECAPITALIZATION AGREEMENT, DATED AS OF MAY 27, 1998 (THE "RECAPITALIZATION AGREEMENT"), AMONG SEABOURN CRUISE LINE LIMITED,
     (THE "COMPANY"), CARNIVAL CORPORATION AND CG HOLDING AS, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE
     COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE
     BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE RECAPITALIZATION AGREEMENT."

                                ARTICLE 13
                        AFTER-ACQUIRED SECURITIES
          All of the provisions of this Agreement shall apply to all of the New Shares now owned or that may be issued or transferred hereafter to an Existing Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the New Shares (including without limitation, upon the exercise of any option or warrant), corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or that are acquired by an Existing Shareholder in any other manner, and, in the case of any such event, appropriate adjustment shall be made to any number of New Shares hereunder to take account of such event provided, however, with respect to CG, no New Shares that are subject to the terms of the Subscription Agreement shall be subject to the terms of this Agreement.

                             ARTICLE 14
                     TRANSACTIONS WITH AFFILIATES
          14.1 Limitation on Transactions with Affiliates. From and after the Closing, the Company will not sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms no less favorable to the Company than those that could be obtained on an arm's length basis with a third party.
          14.2 Exceptions. The limitation under Section 14.1 does not limit, and shall not apply to (i) any transaction or series of transactions approved by a majority of the disinterested members of the Board of Directors; (ii) any transaction between the Company and a wholly-owned subsidiary; (iii) the payment of reasonable compensation to directors and officers of the Company;
(iv) reasonable loans made by the Company to its officers and directors as approved by the Board of Directors; (v) any employment agreement with officers entered into by the Company in the ordinary course of business of the Company.

                              ARTICLE 15
                             TERMINATION
          15.1 General This Agreement shall become effective upon the execution hereof and shall terminate upon the earlier of:
                     (i) the consummation by the Company of the Initial Public Offering or the consummation of the Carnival Exchange; and
                    (ii) such earlier date as the Existing Shareholders shall unanimously agree in writing to terminate this Agreement;
          15.2 Non-Consummation of Cunard Acquisition. This Agreement shall terminate (i) upon the termination of the Sale and Purchase Agreement or
(ii) if acquisition of the business of Cunard is not consummated for any reason.
          15.3  No Liability.  If this Agreement is terminated pursuant to
Article 15.2 and the Company has issued the Purchased Shares to Carnival under
Section 2.3(a) and Carnival has paid to the Company the purchase price under
Section 2.3(b), then Carnival shall surrender to the Company the certificates representing the Purchased Shares and upon the receipt of such Purchased Shares, the Company shall repay to Carnival such amount as Carnival paid under
Section 2.3(b) by wire transfer of immediately available funds to such account as may be designated by Carnival to the Company.
          15.4  No Liability. If this Agreement is terminated as provided in
Section 15.2, no party shall have any liability or further obligation to any other party under this Agreement.

                                ARTICLE 16
                  TERMINATION OF JOINT VENTURE AGREEMENT
          Each of CG, Carnival and the Company hereby consents to the termination of the Joint Venture Agreement, dated February 18, 1992 (the "Joint Venture Agreement"), between CG, Carnival and the Company, which shall, effective as of the Closing Date, be terminated and of no further force and without further obligation of any party thereunder.

                                ARTICLE 17
                            CONFIDENTIALITY
          All information relating to the Company provided to CG and its affiliates shall be kept confidential and shall not be disclosed to any third party except (a) as has become generally available to the public (other than through disclosure by CG or its affiliates in contravention of this Agreement),
(b) to CG's directors, officers, trustees, partners, employees, agents and professional consultants on a need-to-know basis, (c) to any Person to which CG offers to sell or transfer any New Shares, provided that the prospective transferee shall agree to be bound by the provisions of this Article 17, or
(d) in order to comply with any law, rule, regulation or order applicable to CG or its affiliates.

                               ARTICLE 18
                              MISCELLANEOUS
          18.1 Survival of Representations, Warranties, Other Agreements and Undertakings. All of the representations and warranties, as well as those other agreements and undertakings made herein to be performed after the Closing Date, shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Existing Shareholders or acceptance of the New Shares.
          18.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:
          if to the Company:

          3655 N.W. 87th Avenue
          Miami, Florida  33178
          Telecopier No.:  (305) 471-4700
          Attention:  General Counsel

          with a copy to:

          Thommessen Krefting Greve Lund
          Haakon VII?s gate 10, P.O. Box 1484
          0116 Oslo, Norway
          Attention: Jorgen Lund
          Telecopier No.: (47) 23 11 10 10

          if to Carnival, to:

          Carnival Corporation
          3655 N.W. 87th Avenue
          Miami, Florida  33178
          Attention:  General Counsel
          Telecopier No.:  (305) 471-4700

          with a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York  10019
          Attention:  James M. Dubin, Esq.
          Telecopier No.:  (212) 757-3990

            if to CG, to:

            CG Holding AS
            Smallvollveien 65, P.O. Box 50 Bryn
            0611 Oslo, Norway
            Attention: Atle Brynestad
            Telecopier No.: (47) 22 90 88 99

            with a copy to:

            Thommessen Krefting Greve Lund AS
            Haakon VII's gate 10, P.O. Box 1484
            0116 Oslo, Norway
            Attention: Jorgen Lund
            Telecopier No.: (47) 23 11 10 10

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed by airmail; and when receipt is mechanically acknowledged, if telecopied.
            18.3 Expenses. The Company agrees to reimburse each of Carnival and CG for all out of pocket expenses incurred by such party in connection with the transactions contemplated by the Sale & Purchase Agreement, the Subscription Agreement and this Agreement and the transactions contemplated thereby and hereby (including without limitation, travel expenses and legal and accounting fees and expenses).
            18.4 Third Party Beneficiaries. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person or entity, other than the parties hereto, and their respective successors, permitted assigns and affiliates, any rights or remedies under or by reason of this Agreement.
            18.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Company may not assign any of its rights or obligations under this Agreement, except to a successor-in-interest to the Company, without the written consent of the Existing Shareholders and no Existing Shareholder may assign any of its rights or obligations without the consent of the Company (except for an assignment pursuant to Section 6.3).
          18.6  Amendment and Waiver.
               (a) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the parties from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Existing Shareholders, and (ii) only in the specific instance and for the specific purpose for which made or given.
               (b) No failure or delay on the part of the parties in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties at law, in equity or otherwise.
          18.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          18.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          18.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
          18.10 Arbitration. (i) After the Closing, any dispute, controversy, or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination, or validity hereof, including, without limitation, this Section 18.9 shall be solely and finally settled by arbitration in New York City, the State of New York in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association as modified by the provisions of this Article. An award rendered in connection with an arbitration pursuant to this Section 18.9 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.
           (ii) Proceedings in the arbitration shall be conducted in the English language, and all documents not in English submitted by either party must be accompanied by a translation into English.
            18.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
          18.12 Entire Agreement. This Agreement, together with the schedules hereto is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.
          18.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.




































          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.



                         SEABOURN CRUISE LINE LIMITED


                         By:   /s/ Jorgen Lund
                            Name:   Jorgen Lund
                            Title:  Director


                         CARNIVAL CORPORATION


                         By:   /s/ Arnaldo Perez
                            Name:   Arnaldo Perez
                            Title:  Vice President


                         CG HOLDING AS


                         By:   /s/ Jorgen Lund
                            Name:   Jorgen Lund
                            Title:  Attorney-in-fact



























                                Schedule A



               Seabourn       Cunard         Assumed
               Base           Base           Carnival
               Shares(1)      Shares(2)      Share
                                             Issuance
                                             Amount

Carnival(3)    5,880,000      26,304,864     5,326,216

CG             5,880,000      --             --


(1) Approximately 80% of the assumed number of New Shares to be issued based on assumed purchase price, 1,470,000 New Share are assumed to be the post-closing adjustment.

(2) Approximately 80% of the assumed number of New Shares to be issued based on assumed price of $380,440,000 for Cunard and 5,000,000 ?option? New Shares. Based on the assumed purchase price, 5,326.216 New Shares are assumed to be the post-closing adjustment.

(3) Does not include 1,500,000 New Shares assumed to be issued to Carnival in satisfaction of the Seabourn Subordinated Loan.














                      SEABOURN CRUISE LINE LIMITED
               SCHEDULE 2.5 - COMPANY CREDITS AND DEBITS
                         AS OF FEBRUARY 28, 1998


COMPANY CREDITS

          (a)  Cash                                             4,244,271
          (b)  Trade debtors                                       64,857
          (c)  Insurance claims (H&M, P&I, etc.)                  431,685
          (d)  Prepaid marketing/credit card fees               1,047,327
          (e)  Prepaid insurance/other                          1,492,188
          (f)  Inventories                                      8,623,790
          (g)  Miscellaneous debtors                            2,212,105
          (h)  Other prepayments                                2,672,918

          Total Company Credits:                               20,789,141

COMPANY DEBITS

          (a)  Trade creditors                                  3,592,945
          (b)  Bank Credit Line                                 4,200,226
          (c)  Other passage money                                225,766
          (d)  Wages and salaries                               2,441,858
          (e)  Accrued expenses                                 2,861,357
          (f)  Steiner/Other concessionaires                      226,885
          (g)  Miscellaneous creditors
          (h)  Customer prepayments                            45,139,580

          Total Company Debits:                                58,688,418

Company Credits less Company Debits:                          -37,899,275